Exhibit 23.5

Consent Of iResearch Consulting Group

August 1, 2013

58.com Inc.
Block E, The North American International Business Center
Yi 108 Beiyuan Road, Chaoyang District, Beijing 100101
People’s Republic of China

Ladies and Gentlemen:

iResearch Consulting Group hereby consents to references to its name in i) the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of 58.com Inc. (the “Company”) to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, ii) any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), and iii) the Company’s marketing materials.

iResearch Consulting Group further consents to inclusion of information, data and statements from the report entitled “China Online Classified Information Service Market Research Report” (the “Report”) in the Company’s Registration Statement, SEC Filings and marketing materials, and citation of the Report in the Company’s Registration Statement, SEC Filings and marketing materials.

iResearch Consulting Group also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully

/s/ iResearch Consulting Group